EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 13, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of webMethods, Inc., which appear in webMethods, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2005.

/s/  PRICEWATERHOUSECOOPERS LLP

McLean, Virginia
July 18, 2005